STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 30th day of April, 2008, among PCMT Corporation, a Delaware corporation (the “Company”), Suspect Detection Systems Ltd., an Israeli corporation (“SDS”), Shabtai Shoval, the chief executive officer of SDS (the “Principal”), and the shareholders of SDS that are identified on Exhibit A annexed hereto, including the Principal (each a “Seller” and collectively the “Sellers”).

RECITALS

A. Sellers are the owners of 100% of the issued and outstanding shares of SDS (the “Shares”).

B. The persons (the “Optionees”) whose names are set forth on Schedule 5.2 annexed hereto are the owners of 100% of the issued and outstanding securities of SDS that are convertible or exercisable into shares of SDS (the “SDS Convertible Securities”).

C. The Company’s common stock, $0.0001 par value (the “Common Stock”), is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and quoted for trading on the OTC Bulletin Board.

D. Pursuant to the terms and conditions of this Agreement, Sellers desire to sell, and the Company desires to purchase, all of the Sellers’ rights, title, and interest in and to all of the Shares as further described herein.

E. As contemplated by this Agreement, at the Closing (hereafter defined), the Optionees shall surrender all of the SDS Convertible Securities and all of their rights, title and interest therein, and in exchange therefor, the Company shall issue to the Optionees options to purchase shares of Common Stock (the “Company Options”). The number of shares of Common Stock into which the Company Options to be granted to each such Optionee at the Closing shall be exercisable shall equal the aggregate of the Consideration Shares and Underlying Shares issued and granted at Closing multiplied by the percentage holdings in SDS on a fully diluted basis represented by the SDS Option Shares held by each Optionee (the shares of Common Stock underlying the Company Options, the “Underlying Shares”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.  Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall accept and purchase, the Shares and any and all of their respective rights, title and interest in the Shares, and by doing so Sellers shall be deemed to have assigned all of their rights, title and interests in and to the Shares to the Company.

2.  Consideration.

(a) In consideration for the Shares and the SDS Convertible Securities, at the Closing the Company shall issue and deliver to the Sellers an aggregate of 21,768,063 shares of Common Stock (the “Consideration Shares”) and to the Optionees Company Options exercisabe into an aggregate of 6,831,937 Underlying Shares. The number of Consideration Shares issued to each Seller at the Closing shall be as indicated next to such Seller’s name on Exhibit A annexed hereto.

(b) The Consideration Shares and the Underlying Shares are intended to represent 31% of (i) the issued and outstanding shares of Common Stock on the earlier of (x) the date that the Investment Target, as defined in Section 7.1 below, is achieved (the “Investment Target Achievement Date”) and (y) December 1, 2008 (the “Investment Target Cut-Off Date”), plus (ii) any shares of Common Stock in excess of 500,000 shares issuable upon the exercise of options, warrants or other securities convertible into shares of Common Stock or pre-emptive rights, issued or granted by the Company, or undertaken to be issued or granted by the Company, after the date of this Agreement and on or before the earlier of the Investment Target Achievement Date and the Investment Target Cut-Off Date (the earlier of the Investment Target Achievement Date and the Investment Target Cut-Off Date, the “Break Date”).  The calculation of 31% of issued and outstanding shares of Common Stock shall exclude, for all purposes, shares of Common Stock to be held in escrow pursuant to Section 7.1 below, for the removal of doubt, whether or not such shares of Common Stock shall be cancelled or transferred pursuant to Section 7.1 below (the “Escrowed Shares”).  The number of issued and outstanding shares of Common Stock on the Break Date plus shares of Common Stock in excess of 500,000 shares issuable upon exercise of options, warrants or other securities convertible into shares of Common Stock or pre-emptive rights, as aforesaid, not taking into account the Escrowed Shares as aforesaid, is referred to hereinafter as the “Net Number of Shares.”  In the event that the Consideration Shares and the Underlying Shares represent less than 31% of the Net Number of Shares on the Break Date, the Company shall issue and deliver such number of additional shares of Common Stock to the Sellers which, in the aggregate and in addition to the Consideration Shares delivered at the Closing, shall represent 23.59% of the Net Number of Shares on the Break Date. It is hereby acknowledged and agreed that the Company Options shall provide that in such event the amount of Underlying Shares shall be automatically increased, on a pro-rata basis according to the proportion that each Optionee’s Underlying Shares bears to the aggregate number of Underlying Shares at Closing, such that the Consideration Shares and the Underlying Shares shall represent 31% of the Net Number of Shares on the Break Date. The Sellers shall not be required to pay any consideration to the Company for the additional shares of Common Stock issued to the Sellers pursuant to this Section 2(b).  Additional shares of Common Stock issued pursuant to this Section 2(b) shall be issued to the Sellers on a pro-rata basis according to the proportion of the Consideration Shares issued to each Seller at the Closing.

3. Closing.

(a) Time of Closing. The closing shall take place at such time and place (the “Closing Date”) as the parties hereto may agree (the “Closing”) at any time after satisfaction or waiver of any other condition or action to be performed on or prior to Closing under the terms of this Agreement and delivery of all of the items specified in Section 4 below, provided, however, that the Closing shall not occur before the completion of the Company’s current report on Form 8-K regarding the transactions contemplated by this Agreement including, without limitation, the requisite financial statements, which the Company hereby undertakes to make its best efforts to complete within 7 calendar days of the execution of this Agreement.

4.  Closing; Deliveries.

(a)  At the Closing, the delivery of the following documents shall occur simultaneously, and no document shall be deemed to have been delivered until all required documents are delivered, unless waived:

(1)  Each Seller shall deliver an executed representation letter agreement to the Company. The form of such representation letter shall be attached hereto at the Closing as Exhibit B. In addition, each of the Sellers shall deliver to the Company (A) stock certificates evidencing the Shares held by each of them, duly endorsed in blank or accompanied by share transfer deeds duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Company, (B) documentary evidence, filed with the Israeli Registrar of Companies, establishing the due recordation in the share register of SDS of the issuance of the Shares to each Seller, and (C) such other documents as may be required under applicable law or reasonably requested by the Company to effect the transfer of the Shares to the Company.

  (2) SDS shall deliver to the Company (A) a legal opinion on behalf of SDS opining as to matters customary in a transaction of this nature, (B) all the books and records of SDS, and (C) such other documents as may be required under applicable law or reasonably requested by the Company to effect the transfer of the Shares to the Company.

(3) The Company shall deliver to each Seller a certificate evidencing the number of Consideration Shares indicated next to such Seller’s name on Exhibit A annexed hereto.

(4) Mr. Yosef Nahum Bernstein, the Company’s Secretary, shall deliver to the Company a fully executed copy of an escrow agreement, in form and substance satisfactory to the Company and the Sellers (the “Escrow Agreement”). The Sellers shall become a party to the Escrow Agreement. A copy of the Escrow Agreement shall be delivered by the Company to each of the Optionees at Closing.

(5)  The Company shall deliver a legal opinion to the Principal and the remaining Sellers from David Lubin & Associates PLLC on behalf of the Company opining as to matters customary in a transaction of this nature.

(6)  SDS and the Principal shall have delivered to each other a duly executed employment agreement between SDS and the Principal, in form and substance satisfactory to SDS, the Company and the Principal. The form of such employment agreement shall be attached hereto at the Closing as Exhibit D (the “Shoval Employment Agreement”). The Shoval Employment Agreement shall provide for, inter alia, the grant of three (3) warrants (the “Shoval Warrants”) to purchase shares of Common Stock. The terms of each Shoval Warrant shall include that upon the achievement of a milestone (each Shoval Warrant to provide a different milestone), the amount of shares of Common Stock exercisable under such warrant shall equal 3.33% of the total number of outstanding shares of Common Stock at the time the milestone is achieved at an exercise price of $0.15 per share and shall provide for cashless exercise.

(7)  SDS and Eran Druckman shall have delivered to each other a duly executed employment agreement between SDS and Mr. Druckman, in form and substance satisfactory to SDS, the Company and Mr. Druckman. The form of such employment agreement shall be attached hereto at the Closing as Exhibit E (the “Druckman Employment Agreement”). The Druckman Employment Agreement shall provide for, inter alia, the grant of three (3) warrants (the “Druckman Warrants”) to purchase shares of Common Stock. The terms of each Druckman Warrant shall include that upon the achievement of a milestone (each Druckman Warrant to provide a different milestone), the amount of shares of Common Stock exercisable under such warrant shall equal 1.67% of the total number of outstanding shares of Common Stock at the time the milestone is achieved at an exercise price of $0.15 per share and shall provide for cashless exercise.

(8)  The Company, the Sellers and Mr. Druckman shall have delivered to each other a duly executed Registration Rights Agreement, in form and substance satisfactory to such persons to cover the registration for resale of the Consideration Shares, Escrowed Shares, the Underlying Shares and shares of Common Stock issuable upon exercise of the Shoval Warrants and the Druckman Warrants. The form of such Registration Rights Agreement shall be attached hereto at the Closing as Exhibit F. Such agreement shall provide for unlimited piggyback rights from the Closing Date and demand rights available from 18 months from the Closing Date, provided such demand rights shall be available only if the Company shall have cash and cash-equivalents in an amount equal to or exceeding $500,000.

(9) The Israeli Office of the Chief Scientist shall have approved the transactions contemplated by this Agreement and the Company shall deliver to SDS an executed undertaking, addressed to the Israeli Office of the Chief Scientist, substantially in the form of Exhibit G hereto.

(10) SDS shall deliver to the Company a waiver, executed by NG - The Northern Group LP and in form and substance satisfactory to the Company, with respect to any right or rights of NG - The Northern Group LP under the Amended and Restated Articles of Association of SDS (the “SDS Articles”) or otherwise associated with the Series A Preferred Shares of SDS held by NG - The Northern Group LP, including rights of first refusal, the exercise of which may interfere with the consummation of the transactions as contemplated by this Agreement. Prior to or upon the Closing, NG - The Northern Group LP shall have converted said Series A Preferred Shares of SDS into ordinary shares in SDS on a one-to-one basis.

(11) The Optionees shall have executed option agreements in respect of the Company Options in form and substance satisfactory to the Company and the Sellers. The terms of such option agreements shall include an exercise price equal to $0.0001, a ten-year exercise period, shall provide for cashless exercise and shall include an automatic increase in the Underlying Shares as contemplated by Section 2(b) above and Section 7.1 below. The form of such option agreements shall be attached hereto at the Closing as Exhibit H.

(12) The Sellers and the Optionees shall have received pre-rulings from the Israeli Tax Authority, in form and substance satisfactory to them concerning the transactions contemplated by this Agreement.

5. Representations and Warranties of SDS. As further inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, the Principal hereby represents and warrants to the Company that to the best of his knowledge, as of the date of this Agreement and as of the Closing Date:

5.1 Organization and Good Standing. SDS is duly organized and validly existing under the laws of the State of Israel, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. SDS does not own, directly or indirectly, any capital stock of any corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, limited liability company, joint venture or other entity.

5.2  Capitalization. As of the Closing, the authorized capital of SDS will consist of (a) 20,000,000 Ordinary Shares, NIS 0.01 par value per share, authorized, 1,170,295 of which shares are issued and outstanding, fully paid and non-assessable, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote, and (ii) there being no pre-emptive or similar rights and no cumulative voting. Other than as set forth in Schedule 5.2, SDS has no shares reserved for issuance pursuant to a stock option plan or agreement or pursuant to securities exercisable for, or convertible into or exchangeable for shares of its capital stock. All issuances by SDS of shares of its capital stock in past transactions have been legally and validly effected. All past issuances of shares of SDS were conducted in full compliance with the requirements of Israeli law and the then effective Articles of Association of SDS. Other than as set forth on Schedule 5.2 to this Agreement, there are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of SDS or arrangements by which SDS is or may become bound to issue additional shares of capital stock, (ii) no agreements or arrangements under which SDS is obligated to register for resale any of its or Sellers’ securities under the US Securities Act of 1933, as amended, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by SDS (or in any agreement providing any such rights).

5.3 Post-Closing Ownership. Upon the consummation of the transactions contemplated herein, the Company will own 100% of the issued and outstanding share capital of SDS on a fully-diluted basis.

5.4 Employees. Other than as set forth on Schedule 5.4 to this Agreement, SDS does not (i) have any employees, (ii) as at the Closing, will not owe any compensation of any kind, deferred or otherwise, to any person (other than liabilities with regard to current one-month salaries, current one month social and other benefits or current reimbursable expenses) including, without limitation, any agent, representative, consultant, accountant or attorney, (iii) have any written or oral employment agreement with any person, nor (iv) is it a party to or bound by any collective bargaining agreement, other than by operation of law. Other than as set forth on Schedule 5.4 to this Agreement, there are no loans or other monetary obligations payable to or owing by SDS to any stockholder, officer, director, agent, representative, consultant, accountant, attorney or otherwise, nor are there any loans or debts payable or owing by any such persons to SDS or any guarantees by SDS of any loan or obligation of any nature to which any such person is a party.

5.5 Intellectual Property.

(a) Schedule 5.5(a) annexed hereto is a complete and accurate list of all the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (the “Intellectual Property”) registered by SDS, or with respect to which SDS has any rights, and it specifies, where applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed. Prior to the date hereof, the Company has been provided with the respective registration or application numbers. Other than as set forth in Schedule 5.5(a), all of the Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Israel and or in foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property. Other than as set forth in Schedule 5.5(a), there is no claim or action by any person pertaining to, or proceeding pending or threatened, which challenges the right of SDS with respect to any of the Intellectual Property. Other than as set forth on Schedule 5.5(a), SDS owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each item of the Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions). Other than as set forth in Schedule 5.5(a), none of the Intellectual Property is subject to any law, rule or regulation of the Israeli government, the United States government or any agency thereof, and there is no outstanding order of any governmental authority of competent jurisdiction in Israel or in the United States, restricting the use or licensing of any of the Intellectual Property. For the purposes of this Agreement, the term “Encumbrances” shall mean all liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(b) Other than as set forth in Schedule 5.5(b), all employees, consultants and subcontractors of SDS, and any other individual or entity that took any part in the development of the Intellectual Property, have executed valid and subsisting agreements duly assigning and transferring all of their rights in the Intellectual Property to SDS.

(c) Other than as set forth in Schedule 5.5(c), SDS is not obligated under any law, rule, regulation or order of the Israeli government, the United States government or any agency thereof, or any stipulation or agreement of any kind, to pay any royalty or other payment to any third party with respect to the marketing, sale, distribution, manufacture, license or use of any of the Intellectual Property.

(d) Other than as set forth in Schedule 5.5(d), SDS has not violated and is not currently violating or infringing on any Intellectual Property of any other person or entity, and SDS has not received any communication alleging any such violation or infringement.

(e) Other than as set forth in Schedule 5.5(e), all providers of services to SDS, and all persons and entities engaged by SDS that would have access to SDS’s Intellectual Property, have executed valid and subsisting non-disclosure agreements with SDS with respect to SDS’s Intellectual Property.

(f) SDS has taken reasonable security measures to protect the confidentiality and value of all of its Intellectual Property.

(g) Except as set forth in Schedule 5.5(g), the Principal is not obligated under any agreement (including licenses, covenants or other commitments) or subject to any judgment, decree or order of any court or governmental agency, that would interfere in a material manner with his ability to carry out his duties to SDS or to the Company as contemplated by the Shoval Employment Agreement.

(h) Except as set forth in Schedule 5.5(h), SDS has not received any grant or other benefit from the United States government or the Israeli government, through the office of the Chief Scientist under the Encouragement of Research and Development in Industry Law, 5744-1984, or otherwise.

5.6 No Loan Agreements. SDS is not a party to any contract, arrangement or agreement, whether oral or in writing, including without limitation, loan agreements, credit lines, promissory notes, mortgages, pledges, guarantees, security agreements, factoring agreements, letters of credit, powers of attorney or other arrangements to loan or borrow money or extend credit.

5.7 Taxes. SDS has made or filed all income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and SDS knows of no basis for any such claim. SDS has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of SDS’s tax returns is presently being audited by any taxing authority. SDS expressly assumes and shall pay any taxes due by SDS up to the date of the Closing.

5.8 Licenses. SDS is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), and there is no action pending or threatened regarding suspension or cancellation of any of the Permits. SDS is not in conflict with, or in material default or violation of, any of the Permits. SDS has not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations that have not been resolved.

5.9 Real Property. SDS does not own any real property.

5.10 Information. All information relating to or concerning SDS that has been provided to the Company and all of the representations and warranties of the Principal set forth in this Agreement and otherwise in connection with the transactions contemplated hereby, are true and correct in all material respects and the Principal has not omitted to state any fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to SDS or its business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by SDS but which has not been so publicly announced or disclosed. There is no fact known to the Principal that has specific application to the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares that has not been set forth in this Agreement.

6. Representations and Warranties of the Company. As an inducement to Sellers and the Principal to enter into this Agreement and to consummate the transactions contemplated herein, the Company hereby represents and warrants to each of the Sellers and to the Principal that as of the date of this Agreement and as of the Closing Date:

6.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

6.2 Authority. The execution and delivery of this Agreement and the documents ancillary hereto, and the transactions contemplated hereby and thereby, have been duly approved by the board of directors of the Company and does not require the approval of the shareholders of the Company. This Agreement and the documents ancillary hereto constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof and thereof.

6.3  Consents. All material consents, approvals, authorizations and orders, required for the consummation by the Company of any of the transactions on its part contemplated under this Agreement and the documents ancillary hereto, have been obtained, and all reports required by the Company with any governmental authority prior to the execution of this Agreement have been made.

6.4 No Conflict. None of the execution, delivery, or performance of this Agreement and the documents ancillary hereto, and the consummation of the transactions contemplated hereby and thereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) to the best of the Company’s knowledge, any instrument, contract or agreement to which the Company is a party or by which it or its assets is bound; (ii) the certificate of incorporation and by-laws of the Company, or (iii) to the best of the Company’s knowledge, any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Company.

6.5 Company Shares. The Consideration Shares are duly authorized and will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and in full compliance with all U.S. federal and state securities laws. The Underlying Shares, the shares of Common Stock issuable upon exercise of the Shoval Warrants and the Druckman Warrants and the additional shares that may be issued pursuant to Section 2(b) hereof and additional shares that may be issuable under the Company Options, when issued, will be duly authorized and will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and in full compliance with all U.S. federal and state securities laws. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and all documents ancillary hereto and will from time to time reserve any additional number of shares of Common Stock that may be issuable pursuant to this Agreement and all documents ancillary hereto. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and none of such outstanding shares was issued in violation of any preemptive rights, rights of first refusal or similar rights to subscribe for or purchase securities and were issued in full compliance with all U.S. federal and state securities laws.

6.6 Company Reports. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the requirements of the Exchange Act. To the best knowledge of the Company, as of their respective dates, all reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and applicable rules and regulations as in effect at the time of filing, and none of the SEC Documents, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.7 Litigation. There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation pending, to which the Company is a party, or to the best of the Company’s knowledge, threatened in writing to the Company, against the Company, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its business. The Company is not subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business. There has not been, and to the best knowledge of the Company, there is no pending or contemplated, civil, criminal or administrative suit, claim or investigation, including by the Securities and Exchange Commission, in which the Company or any current or former officer or director of the Company, in his or her capacity as such, is a party or the subject thereof.

6.8 Major Shareholders. To the best of the Company’s knowledge, other than as set forth on Schedule 6.8 to this Agreement, no shareholder or group of shareholders of the Company has beneficial ownership of more than 4.99% of any class of the Company’s equity securities. For the purposes of this Section 6.8, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder. Schedule 6.8 sets forth the amount of issued shares of Common Stock. Other than as set forth in Schedule 6.8, there are no outstanding options, warrants or other securities convertible or exercisable into shares of Common Stock.

6.9  Listing and Maintenance Requirements. The shares of Common Stock are registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the OTC Bulletin Board to the effect that the shares of Common Stock will not continue to be listed for trade on the OTC Bulletin Board. The Company is, and has no reason to believe that the shares of Common Stock will not in the foreseeable future continue to be listed for trade on the OTC Bulletin Board.

7. Covenants.

7.1 Escrowed Shares.  On the Closing Date, Mr. Yosef Nachum Bernshten, the Company’s Secretary, will forfeit and relinquish 7 million shares of Common Stock that are registered in his name, by depositing such shares, which shall be free and clear of any Encumbrances, in an escrow account to be managed by David Lubin & Associates, PLLC, pursuant to the Escrow Agreement. If the Investment Target is achieved on or before the Investment Target Cut-Off Date, the Escrowed Shares shall be cancelled without payment of any consideration. Alternatively, if the Investment Target is not achieved on or before the Investment Target Cut-Off Date, then, as described in Schedule 7.1 hereto (a) a portion of such Escrowed Shares will be transferred to the Sellers, on a pro-rata basis according to the proportion of the Consideration Shares issued to each Seller on the Closing Date, without payment of any consideration by Sellers, (b) the remaining Escrowed Shares shall be cancelled by the Company, and (c) the number of Underlying Shares issuable upon exercise of the Company Options shall be automatically increased by the amount of such cancelled shares on a pro-rata basis according to the proportion of the Underlying Shares of each Optionee’s Company Option at the Closing. The term “Investment Target” means the actual receipt by the Company of an aggregate amount of at least $1.5 million through the sale of non-debt equity securities of the Company during the period commencing October 2, 2007 and ending on December 1, 2008. It is hereby acknowledged that as of the date of this Agreement the Company has received $1,060,700.50 towards the Investment Target and the use of such monies by the Company is not restricted in any manner.

7.2 Directors. For so long as the Sellers shall collectively hold at least 5% of the outstanding Common Stock, Shabtai Shoval shall have the right to appoint one member of the Company’s board of directors.

7.3 Officers. On or prior to the Closing Date, the resignations of Yosef Nachum Bernstein and Nachman Shlomo Cohen as officers of the Company shall become effective and, provided the Closing has occurred, Shabtai Shoval shall be appointed to serve as the chief executive officer of the Company.

7.4 Ownership of Shares. The Company acknowledges that the transactions contemplated under this Agreement by the Sellers and the Optionees are being performed under Section 103 of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”). For the purpose of complying with Section 103 of the Ordinance, the Company hereby agrees and undertakes, to the best of its ability and knowledge, from the Closing, not to take any action which might be anticipated to result in a violation of the terms and conditions of Section 103 of the Ordinance, which terms and conditions include, inter alia, subject to certain exceptions, the Company retaining all of the ownership rights acquired by the Company in SDS pursuant to this Agreement, SDS retaining the ownership rights in its assets and restrictions as to the issuance of additional shares of Common Stock, during the period commencing on the Closing Date and ending two (2) years from the end of the calendar year in which the Closing occurs.

8.  Indemnification; Survival.

8.1  Indemnification. The Principal shall indemnify and hold harmless the Company its agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes, costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties made by the Principal and contained in Article 5 of this Agreement and in the representation letter agreement referred to in Section 4(a)(1), or any actions, omissions or statements of fact inconsistent in any material respect with any such representation or warranty, (b) any failure on the part of SDS or the Principal to perform or comply with any agreement, covenant or obligation in this Agreement; provided, however, that (i) the indemnification provided by the Principal pursuant to this Section 8.1 shall terminate on the second anniversary of this Agreement, and it shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable law; and (ii) the indemnification provided by the Principal under this Section 8.1 shall be limited, in that the Principal’s total liability to the Company and to any other Company Indemnified Person, in the aggregate, for all claims made under this Section 8.1, by the Company and any other Company Indemnified Person, at any time or from time to time, shall not exceed $10,000 and shall be satisfied and recoverable only through surrender by the Principal to the Company and forfeiture of shares of Common Stock with a fair market value equal to the relevant Losses up to a maximum aggregate amount of $10,000. If a claim for indemnification is made by any Company Indemnified Person other than the Company, the Company shall make a cash payment to the Company Indemnified Person in an amount equal to the fair market value of the shares of Common Stock surrendered by the Principal. For the purposes of this Section 8.1, fair market value shall mean the average of the closing bid and ask prices for a share of Common Stock as quoted by the OTC Bulletin Board (or other US market or exchange on which the Common Stock is listed or quoted for trading if not listed or quoted for trading on the OTC Bulletin Board) on the five (5) trading days immediately following the date on which the Company Indemnified Person notifies the Principal, in writing as required pursuant to Section 10.2 below, that he has a claim for indemnification under this Section 8.1. If the price of a share of Common Stock is not so reported, the fair market value of a share of Common Stock shall be determined by agreement in good faith between the Company and the Principal.

The Company shall indemnify the Principal, the remaining Sellers and SDS, their agents, beneficiaries, affiliates, representatives and their respective successors and assigns, and hold each of them harmless from and against any and all damages, losses, liabilities, taxes, costs and expenses (including, without limitation, attorneys’ fees and costs) resulting directly or indirectly from (A) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of the Company in this Agreement, or any actions, omissions or statements of fact inconsistent in any material respect with any such representation or warranty, (B) any failure by the Company to perform or comply with any agreement, covenant or obligation in this Agreement; provided, however, that (1) the indemnification provided by the Company pursuant to this Section 8.1 shall terminate on the second anniversary of this Agreement, and it shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable law; and (2) the indemnification provided by the Company under this Section 8.1 shall be limited, in that the Company’s total liability to the Principal, the remaining Sellers and SDS, their agents, beneficiaries, affiliates, representatives and their respective successors and assigns, in the aggregate, for all claims made under this Section 8.1 at any time or from time to time, shall not exceed an aggregate maximum amount of $10,000. Notwithstanding the aforementioned, the limitations set forth in the previous sentence shall not apply to Sections 6.5, 6.9 and 7.4.

The provisions of this Section 8.1 shall be the sole and exclusive remedy for breaches of the matters set forth in said Section.

8.2  Survival. Unless otherwise stated in this Agreement, all covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the later of the expiration of the applicable statute of limitations or the second anniversary of the date hereof.

9.  Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by the Company or by SDS, if (a) the Closing shall not have been consummated by October 31, 2008, or (b) any injunction or order of any governmental authority permanently restraining, enjoining or otherwise prohibiting consummation of the transaction contemplated by this Agreement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated by this Agreement.

10.  Miscellaneous.

10.1 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

10.2  Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below (or ten (10) business days if the address to which such notice is addressed is not in the same country in which such notice is mailed), or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the second day following being so sent to the addresses of the parties as indicated on Exhibit A annexed hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.3  Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

10.4  Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction and venue of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH HEREOF.

10.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

10.6 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other parties’ prior written consent, and any such assignment or attempted assignment without the other parties’ prior written consent shall be void, of no force or effect, and shall constitute a material default by such party. Notwithstanding the aforesaid, the Principal shall have the right to assign his rights under this Agreement to an entity in which the Principal, alone or together with any of his relatives of the first degree, own 100% of the voting rights.

10.7  Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

10.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

10.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to give effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

10.11  Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to their satisfaction by counsel of their own choosing. The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the parties.

10.12 Pronouns. The use herein of the masculine pronouns "him" or "his" or similar terms shall be deemed to include the feminine and neuter genders as well and the use herein of the singular pronoun shall be deemed to include the plural as well and vice versa.

10.13 Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided that the Company shall participate and pay SDS and the Principal up to the following amounts upon delivery of itemized invoices with respect thereto (or shall reimburse them on account thereof) (a) up to $20,000 in accountant fees incurred by SDS and/or the Principal, including for obtaining the pre-rulings referred to in Section 4, and (b) up to $15,000 in legal fees incurred by SDS and/or the Principal. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any securities of the Company as contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

PCMT CORPORATION	SUSPECT DETECTION SYSTEMS LTD.

By: /s/ Asher Zwebner	By: /s/ Shabtai Shoval
Name: Asher Zwebner	Name: Shabtai Shoval
Title: CFO	Title: CEO

PRINCIPAL

/s/ Shabtai Shoval
Name: Shabtai Shoval

SELLER

By: /s/ Ishayahu Horowitz
Name: Ishayahu (Sigi)  Horowitz

SELLER
NG - The Northern Group LP

By: /s/ Illegibile
Name: Illegible
Title: CFO

EXHIBIT A

Name of Seller	Address	SDS Shares Sold	Consideration Shares Acquired at Closing
Shabtai Shoval	c/o Suspect Detection Systems Ltd. 121 Habsor Shoham, Israel Fax: (972) (0) 3-973-1841	750,000	13,950,371
Ishayahu Sigi Horowitz	11 Ben Gurion St. Ramat Gan, Israel (972) (0) 3-616-1515	250,000	4,650,122
NG - The Northern Group LP	17 Hadar St. Caesarea, Israel Fax: (972) (0) 4-626-0816	170,295*	3,167,570

* Represents Preferred A Shares which are anticipated to be converted by NG - The Northern Group LP into ordinary shares of SDS upon the Closing.

The address for notices to the Company is:	4 Nafcha Street
Jerusalem, Israel
95508
Fax: 516-887-8253

EXHIBIT G

Form of OCS Undertaking

To:	The Research Committee
The Office of the Chief Scientist
Jerusalem

Relating to projects that have been financed by or are currently being financed by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the "OCS") (Project no. 34581 and File no. 36325) and to projects of the Company (as this term is defined below) that may be financed by the OCS in the future (the "Projects").

Undertaking

We, the undersigned, PCMT Corporation, a company incorporated, organized and existing under the laws of the State of Delaware, USA and whose registered office is at 4 Nafcha Street, Jerusalem, Israel, 95508, having, by an agreement dated April 30, 2008, purchased 100% of the issued and outstanding share capital of Suspect Detection Systems (S.D.S.) Ltd. (the "Company");

Recognizing that the Company's research and development Projects are currently, have been or will be financially supported by the Government of the State of Israel, through the OCS under and subject to the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 (the "R&D Law") and the regulations, rules and procedures promulgated there under;

Recognizing that the R&D Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the OCS' research committee (the "Research Committee"), acting in accordance with the aims of the R&D Law and requiring that any such transfer receive the prior written approval of the Research Committee;

Hereby declare and undertake:

1.
To observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

2.
As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

Date	Name (block letters) and signature of Authorized Company Representative and Company Seal